Exhibit 99.1

Investor Relations:
Geoffrey Boyd
Chief Financial Officer
612-436-6486

Media Inquiries:
Jenna Soule
Sr. Manager, Corporate Communications
612-436-6426

Eschelon Telecom, Inc. Announces Pricing of Initial Public Offering

Minneapolis — Aug. 4, 2005 Eschelon Telecom, Inc. (NASDAQ: ESCH — News) — Eschelon Telecom, Inc. announced today the pricing of its initial public offering of 5,357,143 shares of its common stock at $14.00 per share.  The securities are being offered in connection with a distribution by the company.  The company and certain stockholders have granted the underwriters a 30-day option to purchase up to an additional 803,571 shares.  A portion of the proceeds will be used to redeem a portion of the company’s outstanding 8 3/8% senior second secured notes due 2010.  The company’s common stock has been approved for quotation on the Nasdaq National Market under the symbol “ESCH” and is scheduled to commence trading today.  The offering is expected to close on August 9, 2005.

Lehman Brothers Inc. and Jefferies & Company, Inc. are serving as joint book-running managers of the offering.  UBS Securities LLC is acting as a joint lead manager.

A copy of the final prospectus relating to the offering may be obtained from: Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling (631) 254-7106, or Jefferies & Company, Inc., Attn.: Equity Capital Markets at 520 Madison Avenue, New York, NY 10022 or by calling (212) 284-2342.

A registration statement relating to this offering has been filed and been declared effective by the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 19 markets in the western United States.  Headquartered in Minneapolis, Minnesota, the company offers small and medium-sized businesses a comprehensive line of telecommunications and Internet products.   Eschelon currently employs approximately 1,130 telecommunications/Internet professionals, serves over 50,000 business customers and has approximately 380,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado, Nevada and California.

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations.  These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date.  Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

Contact:

Eschelon Telecom, Inc., Minneapolis

Investor Relations:

Geoffrey M. Boyd, 612-436-6486

Media Inquiries:

Jenna Soule, 612-436-6426